Exhibit 10.13
AMENDED AND RESTATED
ENERGY WEST INCORPORATED
DEFERRED COMPENSATION PLAN FOR DIRECTORS
Section 1. Introduction
1.1 Establishment. Energy West Incorporated, a Montana corporation (the “Company”), hereby establishes the Energy West Incorporated Deferred Compensation Plan for Directors (the “Plan”) for those directors of the Company who are neither officers nor employees of the Company. The Plan provides the opportunity for Directors to defer in accordance with Section 409A receipt of all or part of their cash compensation on a pretax basis, subject to approval of the Plan by shareholders. Specifically, the Plan provides (i) the opportunity for Directors to elect to receive Fees in the form of Stock or the opportunity to defer in accordance with Section 409A receipt of those Fees in the form of cash or Stock Equivalents(ii) the opportunity for Directors to be paid Incentive Awards in Stock or the opportunity for Directors to defer in accordance with Section 409A receipt of such Incentive Awards in the form of Stock Equivalents; and (iii) the opportunity for an investment return on those deferrals. Capitalized terms used herein are defined in Section 2 hereof.
1.2 Purposes. The purposes of the Plan are to align the interests of Directors more closely with the interests of other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company’s attainment of its financial goals, and to help attract and retain qualified Directors.
1.3 Effective Date. This Plan shall be effective upon approval of the Plan by the Board; provided that, until the later of the Shareholder Approval Date or the effective date of an applicable election required pursuant to Sections 5.1 or 6.3, as the case may be, (i) no Stock shall be issued under the Plan, (ii) no Fees shall be deferred as cash amounts or as Stock Equivalents under the Plan, and (iii) no Incentive Award shall be made under the Plan. To the extent an investment or distribution of Stock may be made under this Plan, the Plan is intended to qualify for the exemption from short swing profits under Section 16(b) of the Exchange Act, as amended, provided by Rule 16b-3 of the Securities and Exchange Commission and now in effect or as hereafter amended. In the event the shareholders of the Company do not approve this Plan at the Company’s 1996 annual meeting of shareholders, a participating Director may, within thirty days after the date of such meeting, elect to terminate participation in this Plan and to receive a one-time immediate cash distribution of the entire balance in the Deferred Account.
1.4 Section 409A. This Plan and any Awards made or granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and shall be interpreted and administered in a manner consistent with those intentions. Any provision of this Plan to the contrary notwithstanding, Grandfathered Awards shall be governed by the provisions of the Energy West Incorporated Deferred Compensation Plan for Directors effective as of                     , 1996 (the “Original Plan”) as in effect on December 31, 2004.

Section 2. Definitions
2.1 Definitions. The following terms shall have the meanings set forth below:
(a)	“409A Award” means an Award that provides for a deferral of compensation from the Award Date, as determined under Section 409A.
(b)	“Administrative Committee” means the committee designated in Section 3 to administer the Plan.
(c)	“Applicable Percentage” shall have the meaning set forth in Section 5.2.
(d)	“Award” means any right or interest relating to Deferred Stock Fees, Stock, or Stock Equivalents of the Company granted under the provisions of the Plan.
(e)	“Award Date” means, as determined by the Administrative Committee, the date on which the recipient of an Award first becomes eligible to receive an Award under Section 5 of this Plan.

(f)	“Board” means the Board of Directors of the Company.
(g)
“Change in Control” means the date on which any one of the following occurs: (i) any one person, or more than one person acting as a group (as determined under Section 409A), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; (ii) a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of that appointment or election; (iii) any one person, or more than one person acting as a group (as determined under Section 409A), acquires ownership of stock of the Company that, together with stock held by that person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (iv) any one person, or more than one person acting as a group (as determined under Section 409A), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that person or persons) assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with those assets.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(i)
“Deferred Account” means the bookkeeping account established by the Company in respect to each Director pursuant to Section 6.3 hereof and to which shall be credited (i) an amount equal to the Fees deferred by the Director and interest thereon, if any, as provided in this Plan, (ii) the Stock Equivalents into which any deferred Fees and interest are converted by election of the Director pursuant to the Plan, (iii) the Stock Equivalents credited to such Director as Incentive Awards pursuant to Section 5.2 hereof, and (iv) the Stock Equivalents credited to such Director in respect of dividends pursuant to Section 6.4 hereof.

(j)
“Deferred Stock Fee” means either cash or a number of Stock Equivalent shares equal to the amount of Fees due to a Director, divided by the Fair Market Value of a share of Stock, determined as of the Payment Dates for such Fees.

(k)
“Director” means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code, and an officer who is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the Bylaws of the Company to serve as such.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(m)
“Fair Market Value” means, with respect to Stock, as of any applicable date the value of a share of Stock determined as follows (in order of applicability): (i) if on the Award Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The NASDAQ Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the share of Stock on that exchange or in that market (if there is more than one such exchange or market the Administrative Committee shall determine the appropriate exchange or market) on the Award Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on that trading day) or, (ii) if no sale of Stock is reported for that trading day, on the next preceding day on which any sale has been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the share of Stock as determined by such methods or procedures as shall be established from time to time by the Administrative Committee in good faith in a manner consistent with Section 409A.

(n)
“Fees” means any annual retainer, meeting fees, and committee fees payable in cash to the Director for serving on the Board or any committee thereof, but does not include reimbursable expenses or any Incentive Award hereunder.

(o)	“Fiscal Year” means any fiscal year of the Company.
(p)	“Grandfathered Awards” means all awards made under the Plan which were earned and vested on or before December 31, 2004. Grandfathered Awards are subject to the provisions of Section 1.4 above.
(q)	“Incentive Award” means an award of Stock or Stock Equivalents pursuant to Section 5.2.

(r)	“Incentive Plan” means the Energy West Management Incentive Plan.
(s)	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.
(t)
“Interest Rate” shall mean, from time to time, the annual rate of interest on U.S. Treasury Notes maturing in seven years (or if none is maturing in exactly seven years, the rate for the Treasury Note which has a maturity closest to seven years in length), as listed in the edition of the Wall Street Journal, published next following the last business day of each calendar quarter, and shall be adjusted on a quarterly basis.

(u)	“Original Plan” has the meaning set forth in Section 1.4.
(v)	“Payment Date” means each of the dates each year on which the Company pays Fees to Directors.
(w)
“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, each as in effect from time to time.

(x)
“Separation from Service” means a termination of services provided by a Director to the Company, whether voluntarily or involuntarily, as determined by the Company in accordance with Treasury Regulations Section 1.409-1(h).

(y)	“Shareholder Approval Date” shall mean the date on which the Plan is approved by the shareholders of the Company.

(z)
“Specified Employee” means any Director who is determined to be a “key employee” as defined under Code Section 416(i)) without regard to paragraph (5) thereof) for the applicable period, as determined by the Company under Section 409A and in accordance with Treasury Regulations Section 1.409A-1(i).

(aa)	“Stock” means the $.15 par value common stock of the Company.
(bb)	“Stock Equivalent” means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.
(cc)	“Treasury Regulations” means Regulations of the Department of the Treasury under the Code as such regulations may be changed from time to time.
(dd)
“Unforeseeable Emergency” means, with respect to a Director, any of the following as provided under, and determined by the Board in accordance, with Section 409A: (i) a severe financial hardship to a Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of a Director’s property due to casualty; and (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

(ee)	Unforeseeable Emergency Determination” has the meaning set forth in Section 6.10.
(ff)
“Unforeseeable Emergency Payment” means an amount payable upon an Unforeseeable Emergency Determination, which amount is limited to the amount reasonably necessary to satisfy the Unforeseeable Emergency and may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution. In determining an Unforeseeable Emergency Payment, the Board is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions under Treasury Regulation Section 1.409A-6.

(gg)	“Unforeseeable Emergency Payment Application” has the meaning set forth in Section 6.10.

2.2 Gender and Number. Except when indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.
Section 3. Plan Administration
The Plan shall be administered by the Administrative Committee, which shall be appointed by and serve at the pleasure of the Board. Subject to the limitations of the Plan, the Administrative Committee shall have the sole and complete authority and discretion: (i) to impose such limitations, restrictions and conditions as shall be deemed appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrative Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. The Administrative Committee’s determination on matters within its authority shall be conclusive and binding upon the Company, the Directors and all other persons.
Section 4. Stock Subject to the Plan
4.1 Number of Shares. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, 100,000 shares of Stock. This authorization may be increased from time to time by approval of the Board and by, the shareholders of the Company if such shareholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time which may be required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.
4.2 Adjustments Upon Changes in Stock. If there shall be any change in the Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Administrative Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Administrative Committee on an equitable basis as the Administrative Committee in its discretion determines. Notwithstanding the foregoing, no adjustment shall be made to an Award or a Deferred Account which will result in the Award or Deferred Account becoming subject to the terms and conditions of Section 409A, unless agreed upon by the Administrative Committee and the Director.

Section 5. Payment of Fees and Incentive Awards
5.1 Form of Payment of Fees. Unless a Director makes an election under the Plan, the Director shall receive cash payment of all Fees on the Payment Dates for such Fees. Each Director may elect to receive for the Director’s Fees, Stock or Deferred Stock Fees in accordance with Section 409A and the terms of the Plan; provided that a Director shall be entitled to receive Stock or Deferred Stock Fees only if he or she has filed a written election with the Company, in a form prescribed by the Administrative Committee, in accordance with Section 6 of this Plan.
5.2 Incentive Awards. Each Director shall receive an Incentive Award following the end of each Fiscal Year equal to the product of (x) total Fees earned by such Director during such Fiscal Year, multiplied by the (y) Applicable Percentage with respect to such Fiscal Year (which Applicable Percentage will be zero if no awards are made by the Company under the Incentive Plan for that year) (such product being referred to as the “Incentive Award Value”); provided that such Director must have been a Director as of the last day of such Fiscal Year in order to be eligible for an Incentive Award with respect to such Fiscal Year. As used herein, the “Applicable Percentage” means the greatest (in percentage terms and not in absolute dollar terms) of the amounts of incentive compensation awarded to eligible participants pursuant to the Incentive Plan expressed as a percentage of such eligible participants’ base salaries for the Fiscal Year with respect to which such awards are made. The “Applicable Percentage” shall be expressed as a decimal. (Example: The Incentive Plan has two participants for 1.997, A and B. A’s base salary for 1997 is $50,000, and A receives incentive compensation under the Incentive Plan of $5,000. B’s base salary for 1997 is $40,000, and B receives incentive compensation under the Incentive Plan of $4,400. In this example, the Applicable Percentage is .11 because B received incentive pay equal to 11 % of his base salary for the Fiscal Year in question.) Incentive Awards shall be paid only in (i) Stock or, (ii) if the Director has elected to defer receipt of such Incentive Award pursuant to Section 6, in the form of Stock Equivalents credited to the Director’s Deferred Account. For each Incentive Award, the number of shares of Stock to be issued or the number of Stock Equivalents to be credited, as the case may be, shall be equal to the Incentive Award Value of such Incentive Award, divided by the Fair Market Value of a share of Stock determined as of the date incentive bonuses become payable to employees of the Company under the Incentive Plan. Incentive Awards shall, subject to receipt of approval by the shareholders of the Company, be awarded to Directors beginning with awards for the Fiscal Year ended June 30, 1996, and for each Fiscal Year thereafter during the term of this Plan. The Incentive Awards for the Fiscal Year ended June 30, 1996 shall be made as soon as practicable following the Shareholder Approval Date.
Section 6. Deferrals and Distributions
6.1 Deferral Elections.
(a)
A Director may elect to defer receipt of (i) Fees otherwise payable to him as provided under Section 5.1; and (ii) Incentive Awards payable to the Director pursuant to Section 5.2. A Director may make the elections permitted hereunder by giving written notice to the Company in a form approved by the Administrative Committee.

(b)	The election provided for under Section 5.1 must meet the following requirements:
(i)
Election relating to Fees. The election notice relating to Fees shall provide each of the following: (i) whether the Director elects to receive Stock or to defer payment; (ii) if the Director elects to defer payment, whether such payment deferral shall be in the form of cash or Stock Equivalents; and (iii) the elected payment time. For purposes of specifying the elected payment time, the Director must specify in the election form that the Director is electing either (A) a specified date for payment and set forth the elected payment date on the election form or (B) payment under a fixed payment schedule designated in the election form.

(ii)
Election relating to Incentive Awards. The election notice relating to Incentive Awards shall provide each of the following: (i) that the Director elects to receive Stock Equivalents; and (ii) the elected payment time. For purposes of specifying the elected payment time, the Director must provide in the election form that the Director is electing either (A) a specified date for payment and set forth the elected payment date or (B) payment under a fixed schedule and designate in the election form the fixed schedule under which the Director shall receive payments.

6.2 Time for Electing Deferral and Change in Election.
(a)	Election for Deferral. An election to defer receipt of Fees and/or Incentive Awards shall be made in accordance with each of the following:
(i)
Initial Deferral Elections by Directors. Except as otherwise provided in this Section 6.2(a), the Director must make a written, irrevocable election as to the deferral of payment in respect of Fees or an Incentive Award in a form approved by the Administrative Committee no later than: (A) December 31st of the calendar year preceding the calendar year during which the Director will commence performing the services giving rise to the Fee or Incentive Award subject to the deferral election; or (B) for the first year in which the Director becomes eligible to participate in the Plan, thirty (30) days after the date the Director first becomes eligible to participate in the Plan, provided that such an election will only be effective with respect to (1) the portion of the Fees related to services performed after the election and (2) Incentive Awards with respect to calendar years beginning after the date of the election. Any such election will remain in effect for continuing years until revoked or modified by the Director by written notice to the Company prior to the beginning of a year for which Fees and/or Incentive Awards would otherwise be deferred, except that as of each December 31, the election becomes irrevocable with respect to Fees or Incentive Awards payable in connection with services performed in the immediately following year.

(ii)
Initial Director Deferral Elections for Fiscal Year Compensation. In the event that the Administrative Committee determines that a deferral election may be made with respect to Fees or an Incentive Award that is Fiscal Year Compensation (as defined below), the Director may make a written, irrevocable election as to the deferral of payment in respect of the Fees or Incentive Award and the time and form of that payment not be later than the close of the Employer’s Fiscal Year immediately preceding the first Fiscal Year in which any services are performed for which the Fees or Incentive Award is payable. For purposes of this Section 6.2(a)(ii), the term “Fiscal Year Compensation” means Fees or an Incentive Award relating to a period of service coextensive with one or more consecutive Fiscal Years of the Employer, of which no amount is paid or payable during the Fiscal Year(s) constituting the period of service. Any such election will remain in effect for continuing Fiscal Years until revoked or modified by the Director by written notice to the Company prior to the beginning of a Fiscal Year for which Fees and/or Incentive Awards would otherwise be deferred, except that as of the last day of each Fiscal Year, the election becomes irrevocable with respect to Fees or Incentive Awards payable in connection with services performed in the immediately following Fiscal Year.

(b)
Subsequent Deferral Elections. Notwithstanding the foregoing provisions of this Section 6.2, with the approval of the Administrative Committee, a Director may elect to further delay payment in respect of Fees or an Incentive Award or change the form of payment if each of the following conditions is met:

(i)	The election will not take effect until at least 12 months after the date on which the election is made.
(ii)	For any payment not made on account of death or an Unforeseeable Emergency, the payment is deferred for a period of not less than five years from the date the payment would otherwise have been paid.
(iii)	Any election related to a payment to be made at a specified time or under a fixed schedule must be made not less than 12 months before the date the payment is scheduled to be paid.

(c)
Acceleration of Payments. Notwithstanding any other provision of this Plan or a deferral election to the contrary, the Administrative Committee in its discretion, may accelerate payment in respect of an Award in accordance with the provisions of Regulations § 1.409A-2(b)(7), provided that the Administrative Committee treats all payments to similarly situated Directors on a reasonably consistent basis.

(d)
Delay of Payments. Notwithstanding any other provision of this Plan or a deferral election to the contrary, payment under an Award may be delayed by the Administrative Committee under the circumstances described in Regulations § 1.409A-2(b)(7), provided that the Administrative Committee treats all payments to similarly situated Directors on a reasonably consistent basis.

6.3 Deferred Accounts. A Deferred Account shall be established for each Director. An amount equal to Fees deferred by a Director shall be credited to such Account as of the date such amounts would otherwise have been paid in cash to the Director. Any cash amount credited to a Deferred Account shall earn interest at the Interest Rate from the date as of which the amount was credited to the Deferred Account until the date of distribution of such amounts pursuant to this Plan. If the Director has previously given written notice to the Company of an election, in a form approved by the Administrative Committee, to have Fees deferred in the form of Stock Equivalents, such Fees shall be converted into Stock Equivalents based on Fair Market Value as of the date such Fees would have otherwise been paid in cash to the Director. Stock Equivalents representing deferred Fees shall be credited to such Account as of the date on which the Fees would otherwise have been paid in cash to the Director and Stock Equivalents representing deferred Incentive Awards shall be credited to such Account as of the date on which incentive compensation for such Fiscal Year becomes payable pursuant to the Incentive Plan. A Director’s Deferred Account shall also be credited with hypothetical dividends and other distributions pursuant to Section 6.4.
6.4 Hypothetical Dividends on Stock Equivalents. Stock Equivalents having a Fair Market Value as of the applicable distribution date equal to Dividends and other distributions that would have been paid if Stock Equivalents credited to a Deferred Account had been outstanding as Stock shall be credited to such Deferred Account as of the respective distribution dates for such Dividends or other distributions. Stock Equivalents having a Fair Market Value as of the applicable distribution date equal to the values as of such date of any securities that would have been issued in respect of Stock Equivalents, if such Stock Equivalents credited to a Deferred Account had been outstanding as Stock, in connection with reclassification, spinoffs and the like shall be credited to such Deferred Account as of the respective distribution date for such securities. Fractional shares shall be credited to a Director’s Deferred Account cumulatively, but the balance of shares of Stock Equivalents in a Director’s Deferred Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to this Section 6. Notwithstanding the foregoing, no adjustment shall be made to a Deferred Account which will result in an Award becoming subject to the terms and conditions of Section 409A, unless agreed upon by the Administrative Committee and the participant Director.

6.5 Statement of Accounts. A statement will be sent to each Director as to the dollar amount and Stock Equivalents credited to his or her Deferred Account at least once each calendar year.
6.6 Payment of Accounts. Unless otherwise provided under the Plan, distribution of a Deferred Account shall be made on either a specified date or under a fixed schedule in accordance with a Director’s deferral notice. Such distribution shall consist of (A) the dollar amount credited to the Deferred Account in respect of Fees and interest accrued thereon, and (B) one share of Stock for each Stock Equivalent credited to the Deferred Account as of the date for distribution.
6.7 Payments to a Deceased Director’s Estate. Notwithstanding any provision of this Plan to the contrary, in the event of a Director’s death before the balance of his Deferred Account is paid, payment of the balance of the Director’s Deferred Account shall then be made to the beneficiary designated by the Director pursuant to Section 6.8 or, in the absence of a designation of a beneficiary pursuant to Section 6.8, to his estate, in the time and manner selected by the Administrative Committee. The Administrative Committee may take into account the application of any duly appointed administrator or executor of a Director’s estate and direct that the balance of the Director’s Deferred Account be paid to his estate in the manner requested by such application.
6.8 Designation of Beneficiary. A Director may designate one or more beneficiaries in the manner and on a form approved by the Administrative Committee.
6.9 Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event a Change in Control of the Company occurs, within ten (10) days of the date of such Change in Control, each Director shall receive a lump sum distribution in cash equal to the dollar amount of (a) the value of all Stock Equivalents credited to such Director’s Deferred Account as of the Payment Date immediately preceding the date of distribution (based upon the highest Fair Market Value during the 30 days immediately preceding the Change in Control) and (b) the dollar amount credited to the Deferred Account in respect of deferred cash Fees and interest accrued thereon.
6.10 Emergency Payments. Notwithstanding any provision of this Plan to the contrary, upon the incurrence by a Director of an Unforeseeable Emergency, the Director may request to apply for an Unforeseeable Emergency Payment. The Director (or the Director’s legal representatives or successors) shall make such application, in writing, to the Board no later than thirty (30) days after the occurrence of the Unforeseeable Emergency (the “Unforeseeable Emergency Payment Application”). The Unforeseeable Emergency Payment Application shall contain a full description of the circumstances which are deemed to justify the Unforeseeable Emergency Payment, together with an estimate of the amount necessary to prevent financial hardship arising from the Unforeseeable Emergency. Within ten (10) days of receipt of an Unforeseeable Emergency Payment Application, a majority of the full Board (except that the member requesting distribution pursuant to this Section 6.10 shall not participate in any decision of the Board pursuant to this Section 6.10), shall determine, after making such inquiries as the Board deems necessary or appropriate, (i) whether an Unforeseeable Emergency has occurred (an “Unforeseeable Emergency Determination”), and (ii) the Unforeseeable Emergency Payment (if any) payable to the Director under this Section 6.10, without regard to the payment dates otherwise provided under the Plan and any deferral election, to the extent the Board determines, in its sole and absolute discretion, that such payment of the Unforeseeable Emergency Payment is necessary and appropriate in light of immediate and substantial needs of the Director (or his beneficiary) occasioned by the Unforeseeable Emergency. No Unforeseeable Eemergency Payment shall be made to the extent that the Unforeseeable Emergency is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Director’s or assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of the Director’s deferrals under the Plan. Within ten (10) days of the date of such Unforeseeable Emergency Determination, the Director shall receive a lump sum distribution in cash equal to the Unforeseeable Emergency Payment.

6.11 Payment of Taxable Amount. Notwithstanding any other provision of this Section 6 and regardless of whether payments have commenced under this Section 6, in the event that the Internal Revenue Service should finally determine that part or all of the value of a Director’s Deferred Account which has not actually been distributed to the Director is nevertheless required under Section 409A to be included in the Director’s gross income for Federal income tax purposes, then part of the Deferred Account that was determined under Section 409A to be includable in gross income shall be distributed to the Director in a lump sum as soon as is practicable after such determination, without any action or approval by the Administrative Committee. A “final determination” of the Internal Revenue Service for purposes of this Section is a determination in writing by said Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the Director does not appeal within the time prescribed for appeals.
6.12 Payment upon a Separation from Service. Notwithstanding any provision of this Plan to the contrary, upon the occurrence of a Director’s Separation from Service with the Company, within ten (10) days of the date of such Separation from Service, the Director shall receive a lump sum distribution in cash equal to the dollar amount of (a) the value of all Stock Equivalents credited to such Director’s Deferred Account as of the Payment Date immediately preceding the date of distribution (based upon the highest Fair Market Value during the 30 days immediately preceding the Separation from Service) and (b) the dollar amount credited to the Deferred Account in respect of deferred cash Fees and interest accrued thereon.
Section 7. General Creditor Status
Each Director, and each other recipient under a Director’s Deferred Account pursuant to Section 6, shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Director hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets, and shall be the sole obligations, of the Company. The Plan is a promise to pay benefits in the future and it is the intention of the parties that it be “unfunded” for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), although it is not intended that this plan be subject to ERISA because Directors are not employees.

Section 8. Claims Procedures
If a claim for benefits made by any person (the “Applicant”) is denied, the Administrative Committee shall furnish to the Applicant, within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of tune), a written notice which: (i) specifies the reasons for the denial, (ii) refers to the pertinent provisions of the Plan on which the denial is based, (iii) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary, and (iv) explains the claim review procedures. Upon written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrative Committee shall afford the Applicant a full and fair review of the decision denying the claim, and if so requested: (i) permit the Applicant to review any documents which are pertinent to the claim, (ii) permit the Applicant to submit to the Administrative Committee issues and comments in writing, and (iii) afford the Applicant an opportunity to meet with the Administrative Committee as a part of the review procedure. Within 60 days after its receipt of request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrative Committee shall notify the Applicant in writing of its decision and the reasons for its decision and shall refer the Applicant to the provisions of the Plan which form the basis for its decision.
Section 9. Assignability
The right to receive payments or distributions hereunder shall not be transferable or assignable by a Director other than by will or the laws of descent and distribution.
Section 10. Plan Termination, Amendment and Modification
The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, and, provided further that no termination, amendment or modification shall reduce the amount then credited to any Director’s Deferred Account or otherwise adversely change the terms and conditions thereof without the Director’s consent.
Section 11. Governing Law/Plan Construction
The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Montana. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the Company, its board, committees or shareholders, to remove a Director from service as a director, to refuse to renominate or reelect such person as a director, or to enforce the duly adopted retirement policies of the board of directors of the Company.

Section 12. Section 409A
(a)	To the extent applicable, this Plan shall be interpreted in accordance with Section 409A.

(b)	Limitations on Awards to ensure compliance with Section 409A.
(i)
409A Awards and Deferrals. Other provisions of this Plan notwithstanding, the terms of any 409A Award, including any authority of the Company or the Administrative Committee and rights of the Director with respect to the 409A Award, shall be limited to those terms permitted under Section 409A. Each of the following provisions will apply to 409A Awards:

(A)	Any election to defer an Award or any payment under an Award, shall be permitted only at time in compliance with Section 409A and as provided under Section 6 above.
(B)	The Company shall have no authority to accelerate or delay distributions relating to 409A Awards in excess of the authority permitted under Section 409A.
(C)
Any distribution of a 409A Award triggered by a Director’s termination of employment shall be made only at the time that the Director has a Separation from Service (or at such earlier time preceding a termination of employment that there occurs another event triggering a distribution under the Plan in compliance with Section 409A).

(D)
Any distribution to a Specified Employee after Separation from Service shall occur at the expiration of the six-month period following that Specified Employee’s Separation from Service in accordance with Section 12(f) below.

(c)
Interpretation. If and to the extent that any provision of an Award is required or intended to comply with Section 409A, that provision shall be administered and interpreted in a manner consistent with the requirements of Section 409A. If and solely to the extent that any such provision of any Award as currently written would conflict with or result in adverse consequences to a Director under Section 409A, the Administrative Committee shall have the authority, without the consent of the Director, to administer that provision and to amend the Award with respect to that provision to the extent the Administrative Committee deems necessary for the purposes of avoiding any portion of the shares of Stock or amounts to be delivered to the Director being subject to additional income or other taxes under Section 409A.

(d)
Permissible Payment Events/Times. Payment of a 409A Award may only be made under any of the following events: (i) Separation from Service; (ii) death; (iii) a specified date or under a fixed schedule as set forth by a Director in an election form; (iv) a Change in Control; or (v) an Unforeseeable Emergency.

(e)
Time of Payment. The payment date with respect to payment of an Award that is deferred under Section 6.2 above shall be the permissible payment event or time under Section 12(d) above designated by the Director or the Administrative Committee, as applicable, in accordance with Section 6. Payment in respect of an Award shall be made within ten (10) days following the payment date; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Section 409A; provided, further, that the Director shall not be permitted, directly or indirectly, to designate the calendar year of the payment.

(f)
Specified Employees. Any provision of this Plan to the contrary notwithstanding, if (i) any payment under a Director’s Award provides for a deferral of compensation under Section 409A, (ii) the Director is a Specified Employee as of the date of that Director’s Separation from Service and (iii) the delayed payment or distribution of all or any portion of such amounts to which the Director is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 12(f) shall be paid or distributed (without interest) to the Director in a lump sum on the earlier of (i) the date that is six (6) months after the Director’s Separation of Service, (ii) a date that is no later than thirty (30) days after the date of Employee’s death or (iii) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under the Plan shall be paid as otherwise provided herein.

(g)
For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Director’s right to receive a fixed series of installment payments under an election shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(h)
As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Plan, with respect to an election or amendment to change a time and form of payment under this Plan that is subject to Section 409A made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

EXECUTIVE SUMMARY OF
ENERGY WEST INCORPORATED
DEFERRED COMPENSATION PLAN FOR DIRECTORS
A. General
The Plan provides the following benefits to Directors:
1. A Director can defer receipt of directors’ fees and incentive awards until such time as he ceases to be a director of the Company by retirement or otherwise. Any fees and awards deferred would be taxed only upon receipt.
2. A Director can elect to receive directors’ fees in Energy West stock, either currently or on a deferred basis. Fees paid in the form of stock would be taxed on the basis of fair market value of the stock at the time of distribution to the Director.
3. Directors will participate in an incentive compensation arrangement. The incentive compensation will be paid only in stock, and can be distributed on a current basis or a Director can elect to receive Stock on a deferred basis. For any given year, the amount of incentive compensation will be the total fees earned by each Director for that year multiplied by the highest percentage incentive award for that year to any employee under the Company’s management incentive compensation plan.
B. Deferral Elections
1. Fees (either cash or stock) and incentive compensation (stock only) can be received either currently, as they are earned, or on a deferred basis. Elections to defer receipt are subject to timing requirements:
(a)
Any election to defer receipt of fees to be paid in cash must be provided to the Company prior to the calendar year in which the fees are to be earned. If a person becomes a Director during a year, he or she may file an election to defer receipt of fees within 30 days after he or she becomes a Director. In all cases, elections to defer can relate only to:

(i)	Fees earned after the date of election;
(ii)	Incentive compensation for years following the year in which the election is made.
(b)
An election to defer is irrevocable for the first calendar year following the date of the election. A deferral election may be revoked for succeeding years so long as notice of such revocation is delivered to the Company prior to the beginning of the calendar year for which Fees or Incentive Awards otherwise would have been deferred.

C. Elections to Review Stock Equivalents
1. A Director may elect to receive directors’ fees in the form of stock instead of cash. Such stock may be received on a current or deferred basis.
2. In order to receive fees in the form of stock, a Director must file an election to that effect prior to the date on which the fees are to be paid. Any revocation of an election to receive fees in stock shall become effective on the date of such revocation.
3. If a Director has elected to defer receipt of fees in the form of stock, those fees will be deferred as stock equivalents (based on the fair market value of such stock as of the date on which such fees would have otherwise been paid in cash to the Director.
D. Interest
Any cash amount that has been deferred will earn interest at the annual prime rate of Norwest Bank, or any successor entity as of the last day of each calendar quarter, until paid.
E. Treatment of Deferred Stock Equivalents, Dividends
1. All deferrals of receipt of stock under the Plan (deferred fees in the form of stock and incentive awards) will take the form of stock equivalents credited to the account of the Director. During the period of deferral, no actual stock will be issued and stock equivalents will not carry voting rights. The number of stock equivalents credited to a Director’s account will be the number of actual shares of stock that could have been purchased on the date those fees or incentive compensation would otherwise be payable or distributable to the Director based on the amount or value of such fees or incentive compensation. Upon the lapse of the period of deferral, the Company will issue to the Director a number of shares of stock equal to the number of stock equivalents credited to the Director’s account. It should be noted that the value of the stock received by Directors upon lapse of the period of deferral will be greater or lesser than the value of such stock on the date stock equivalents are credited to Directors’ accounts, based on increases or decreases from the date credited to the date distributed.
2. On each date set for payment of dividends on the Company’s stock, a Director’s account will be credited with stock equivalents equal in value to the amount of dividends that would have been paid on the stock equivalents then in the account had such stock equivalents been outstanding as shares of stock.
3. See the example of deferred receipt of stock and distribution of stock upon lapse of the deferral period attached hereto as Exhibit A.

F. Other Provisions
1. Upon certain changes of control of the Company, the value of cash and stock equivalents credited to each Director’s account shall be distributed immediately in cash.
2. Upon a Director’s separation from service with the Company, the value of cash and stock equivalents credited to that Director’s account shall be distributed immediately in cash.
3. Payment may be made prior to the end of the period of deferral for emergencies, or if a determination is made that some or all of the amounts deferred are includable under Section 409A in the Director’s gross income for tax purposes for an earlier year.
4. As to all deferred amounts, Directors shall be unsecured general creditors of the Company.

EXHIBIT A
Example of Deferred Receipt of Stock and
Distribution of Stock Upon Lapse of Deferral Period

	YR1	YR2	YR3	YR4	YR5

Deferred Fees	$8,000.00	$8,000.00	$8,000.00	$8,000.00	$8,000.00
Deferred Incentive Comp.	$2,400.00	$2,400.00	$2,400.00	$2,400.00	$2,400.00
FMV of Stock	$9/Share	$10/Share	$11/Share	$12/Share	$13/Share

Stock Equivalents for Current Year	1,155.55	1,040.00	945.45	866.67	800.00
Carry Over From Prior Year	—	1,206.61	2336.47	3,401.26	4,410.19
Balance Before Dividends	1,155.55	2,246.61	3,281.92	4,267.93	5,210.19
.40/Share Annual Dividend in Stock Equivalents	51.36	89.86	119.34	142.26	160.31
Balance After Dividends	1,206.61	2,336.47	3,401.26	4,410.19	5,370.50

DOLLAR VALUE OF DEFERRED STOCK PORTION OF ACCOUNT	10,859.49	23,364.70	37,413.86	52,922.28	69,816.50
The foregoing example is purely hypothetical and should be used solely for the purpose of illustrating the treatment of deferred fees and incentive compensation under the Company’s Deferred Compensation Plan for Directors. Nothing in this example should be construed as indicating the true potential for (i) the payment of dividends or the amount thereof or (ii) capital appreciation or depreciation of the Company’s common stock.